Exhibit 77M - Mergers
On January 20, 2012, Old RMR Real Estate Income
Fund, or Old RIF, was merged into RMR Asia
Pacific Real Estate Fund, or RAP. In connection with the merger, RAP changed its name from RMR
Asia Pacific Real Estate Fund to "RMR Real Estate
Income Fund". Old RIF merged with and into RAP pursuant to Delaware law and in accordance with an agreement and plan of reorganization approved by the board of trustees of each fund on October 20, 2011. The shareholders of RAP approved certain matters in connection with the completion of the merger in accordance with the terms of such agreement and plan of reorganization at the annual meeting of RAP's shareholders on December 13, 2011. The merger was structured to qualify as a tax free reorganization for U.S. federal income tax purposes. As a matter of legal mechanics, Old RIF merged into RAP, but the substantive effect of the merger was as if RAP had merged into Old RIF.
In connection with the merger, RAP's fundamental and non-fundamental investment objectives, policies and restrictions, as well as RAP's investment advisory arrangements, were changed so that RAP's fundamental and non-fundamental investment objectives, policies and restrictions, as well as RAP's investment advisory arrangements, are identical to those of Old RIF. Additionally, in connection with the merger, Old RIF assigned its credit facility with Wells Fargo Bank, N.A. to RAP and RAP assumed the ticker symbol "RIF" on the NYSE MKT.
As a result of the merger, each holder of Old RIF common shares received common shares of RIF, which we also refer to as the Fund in this Exhibit, having an aggregate NAV equal to the aggregate NAV of the Old RIF common shares as of the close of business on January 20, 2012. As of the close of business on January 20, 2012, the NAV of Old RIF was $38.24 per common share and the NAV of the Fund was $18.25 per common share; accordingly, each common share of Old RIF was converted into 2.095 common shares of the Fund. Immediately after this merger, the combined net assets of the Fund amounted to $139,644,565. Old RIF is the surviving fund in the merger for accounting purposes and for purposes of presenting investment performance history.
As a result of this merger, the holders of Series M preferred shares of Old RIF received Series M preferred shares of the Fund. The aggregate liquidation preference of the Fund Series M preferred shares received by holders of Old RIF
Series M preferred shares in the merger was equal to the aggregate liquidation preference of the Old
RIF Series M preferred shares held by such holders immediately prior to the merger. The auction date, rate period and dividend payment date of the Fund
Series M preferred shares issued in the merger are the same as that of the Old RIF Series M preferred shares exchanged in the merger. The dividend rate for the initial rate period of Fund Series M preferred shares was identical to the dividend rate set at the most recent auction for Old RIF Series M preferred shares prior to Old RIF's merger with the Fund.
As a result of this merger, the holders of Series T preferred shares of Old RIF received Series T preferred shares of the Fund. The aggregate liquidation preference of the Fund Series T preferred shares received by holders of Old RIF
Series T preferred shares in the merger was equal to the aggregate liquidation preference of the Old RIF
Series T preferred shares held by such holders immediately prior to the merger. The auction date, rate period and dividend payment date of the Fund
Series T preferred shares issued in the merger are the same as that of the Old RIF Series T preferred shares exchanged in the merger. The dividend rate for the initial rate period of Fund Series T preferred shares was identical to the dividend rate set at the most recent auction for Old RIF Series T preferred shares prior to Old RIF's merger with the Fund.
As a result of this merger, the holders of Series W preferred shares of Old RIF received Series W preferred shares of the Fund. The aggregate liquidation preference of the Fund Series W preferred shares received by holders of Old RIF
Series W preferred shares in the merger was equal to the aggregate liquidation preference of the Old
RIF Series W preferred shares held by such holders immediately prior to the merger. The auction date, rate period and dividend payment date of the Fund
Series W preferred shares issued in the merger are the same as that of the Old RIF Series W preferred shares exchanged in the merger. The dividend rate for the initial rate period of Fund Series W preferred shares was identical to the dividend rate set at the most recent auction for Old RIF Series W preferred shares prior to Old RIF's merger with the Fund.
As a result of this merger, the holders of Series Th preferred shares of Old RIF received Series Th preferred shares of the Fund. The aggregate liquidation preference of the Fund Series Th preferred shares received by holders of Old RIF
Series Th preferred shares in the merger was equal to the aggregate liquidation preference of the Old
RIF Series Th preferred shares held by such holders immediately prior to the merger. The auction date, rate period and dividend payment date of the Fund
Series Th preferred shares issued in the merger are the same as that of the Old RIF Series Th preferred shares exchanged in the merger. The dividend rate for the initial rate period of Fund Series Th preferred shares was identical to the dividend rate set at the most recent auction for Old RIF Series Th preferred shares prior to Old RIF's merger with the Fund.
As a result of this merger, the holders of Series F preferred shares of Old RIF received Series F preferred shares of the Fund. The aggregate liquidation preference of the Fund Series F preferred shares received by holders of Old RIF
Series F preferred shares in the merger was equal to the aggregate liquidation preference of the Old RIF
Series F preferred shares held by such holders immediately prior to the merger. The auction date, rate period and dividend payment date of the Fund
Series F preferred shares issued in the merger are the same as that of the Old RIF Series F preferred shares exchanged in the merger. The dividend rate for the initial rate period of Fund Series F preferred shares was identical to the dividend rate set at the most recent auction for Old RIF Series F preferred shares prior to Old RIF's merger with the Fund.